UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2019

Crown Castle International Corp.

(Exact name of registrant as specified in its charter)

Delaware	001–16441	76-0470458
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Augusta Drive, Suite 600 Houston, TX	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 570-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 11, 2019, Crown Castle International Corp. (“Company”) closed its previously announced public offering (“Debt Offering”) of $600 million aggregate principal amount of the Company’s 4.300% Senior Notes due 2029 (“2029 Notes”) and $400 million aggregate principal amount of the Company’s 5.200% Senior Notes due 2049 (“2049 Notes,” together with the 2029 Notes, “Notes”). The Notes were issued pursuant to an indenture dated as of February 11, 2019 (“Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (“Trustee”), as amended and supplemented by the first supplemental indenture dated as of February 11, 2019 (“First Supplemental Indenture” and, together with the Base Indenture, “Indenture”), between the Company and the Trustee. The Company used the net proceeds from the Debt Offering to repay outstanding borrowings under its existing revolving credit facility.

The Notes are senior unsecured obligations of the Company, which rank equally with all existing and future senior indebtedness, including the Company’s obligations under its senior unsecured credit facility, and senior to all future subordinated indebtedness of the Company. The Notes will effectively rank junior to all of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness. The Notes will be structurally subordinated to all existing and future liabilities and obligations of the Company’s subsidiaries. The 2029 Notes will bear interest at a rate of 4.300% per annum and the 2049 Notes will bear interest at a rate of 5.200% per annum, with interest on the Notes payable semi-annually on February 15 and August 15, to persons who are registered holders of the Notes on the immediately preceding February 1 and August 1, beginning on August 15, 2019.

The Indenture limits the ability of the Company and its subsidiaries to incur certain liens and merge with or into other companies, in each case subject to certain exceptions and qualifications set forth in the Indenture.

In the event of a Change of Control Triggering Event (as defined in the Indenture), holders of the Notes of a series will have the right to require the Company to repurchase all or any part of the Notes of such series at a purchase price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of such repurchase.

The 2029 Notes will mature on February 15, 2029. The 2049 Notes will mature on February 15, 2049. However, the Company, at its option, may redeem some or all of the Notes of a series at any time or from time to time prior to their maturity. If the Company elects to redeem the 2029 Notes prior to November 15, 2028 (the date that is three months prior to their maturity date) or the 2049 Notes prior to August 15, 2048 (the date that is six months prior to their maturity date), the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus a “make-whole” premium and accrued and unpaid interest, if any. If the Company elects to redeem the 2029 Notes on or after November 15, 2028 (the date that is three months prior to their maturity date) or the 2049 Notes on or after August 15, 2048 (the date that is six months prior to their maturity date), the Company will pay a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

The above description of the Indenture does not purport to be a complete statement of the parties’ rights and obligations under the Indenture and is qualified in its entirety by reference to the terms of the Indenture. The Company is filing the Base Indenture and the First Supplemental Indenture as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, which exhibits are incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information in Item 1.01 is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

Exhibit Index

Exhibit No.	Description

4.1	Indenture dated February 11, 2019, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee

4.2	First Supplemental Indenture dated February 11, 2019, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee, to the Indenture dated February 11, 2019, between Crown Castle International Corp. and The Bank of New York Mellon Trust Company, N.A., as trustee

5.1	Opinion of Cravath, Swaine & Moore LLP, relating to the Notes (including the consent required with respect thereto)

23.1	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ Kenneth J. Simon
	Name:	Kenneth J. Simon
	Title:	Senior Vice President and General Counsel

Date: February 11, 2019